EXHIBIT 21.1

SUPERIOR ENERGY SERVICES, INC.

List of Subsidiaries

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Superior Energy Services, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.

SUBSIDIARY NAME	ORGANIZATION
1105 Peters Road, L.L.C	Louisiana
Alliance Energy Service Co. LLC	Colorado
Balance Point Group B.V.	Netherlands
Complete Energy Services, Inc.	Delaware
Concentric Pipe and Tool Rentals, L.L.C.	Louisiana
CSI Technologies, L.L.C.	Texas
H.B. Rentals, L.C.	Louisiana
Hallin Marine Singapore Pte. Ltd.	Singapore
Ingenieria y Technologia de Servicios S.A.S.	Colombia
Integrated Production Services, Inc.	Delaware
International Snubbing Services, L.L.C.	Louisiana
Monument Well Service Co.	Delaware
Pumpco Energy Services, Inc.	Delaware
SES Canada, ULC	Canada
SESI, L.L.C.	Delaware
Stabil Drill Specialties, L.L.C.	Louisiana
Sub-Surface Tools, L.L.C.	Louisiana
Superior Energy International, C.V.	Netherlands
Superior Energy Services (UK) Limited	United Kingdom
Superior Energy Services - Servicos de Petroleo do Brasil,	Brazil
Superior Energy Services Group B.V.	Netherlands
Superior Energy Services S.A.	Argentina
Superior Energy Services, L.L.C.	Louisiana
Superior Energy Services - North America Services, Inc.	Delaware
Superior-Wild Well Energy Services Limited	United Kingdom
Texas CES, Inc.	Texas
Warrior Energy Services Corporation	Delaware
Wild Well Control, Inc.	Texas
Workstrings International Limited	United Kingdom
Workstrings International, L.L.C	Louisiana